As filed with the Securities and Exchange Commission on June 16, 2014

Registration No. 333-174863

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Regeneron Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Its Charter)

New York	13-3444607
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

777 Old Saw Mill River Road

Tarrytown, NY 10591-6707

(Address of Principal Executive Offices) (Zip Code)

Regeneron Pharmaceuticals, Inc.

Second Amended and Restated 2000 Long-Term Incentive Plan

(Full Title of the Plan)

Joseph J. LaRosa, Esq.

Senior Vice President, General Counsel and Secretary

Regeneron Pharmaceuticals, Inc.

777 Old Saw Mill River Road

Tarrytown, New York 10591-6707

(914) 847-7000

(Name and Address of Agent for Service)

(914) 347-7000

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

David J. Goldschmidt, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Telephone: (212) 735-3000

Facsimile: (212) 735-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☒	Accelerated filer	☐

Non-Accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (Registration No. 333-174863) (the “Prior Registration Statement”) of Regeneron Pharmaceuticals, Inc. (“Regeneron,” the “Company” or the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) on June 13, 2011. The Company is filing this Post-Effective Amendment to deregister certain shares of Regeneron common stock, par value $0.001 per share (“Common Stock”), previously registered pursuant to the Prior Registration Statement.

PARTIAL DEREGISTRATION AND REALLOCATION OF SHARES

The Company previously filed the Prior Registration Statement to register shares issuable under the Regeneron Pharmaceuticals, Inc. Second Amended and Restated 2000 Long-Term Incentive Plan (the “2000 Plan”). At the 2014 Annual Meeting of Shareholders of the Company held on June 13, 2014 (the “Approval Date”), the Company’s shareholders approved the Regeneron Pharmaceuticals, Inc. 2014 Long-Term Incentive Plan (the “2014 Plan”). Pursuant to the terms of the 2014 Plan, 4,456,631 shares (the “Rollover Shares”) of Common Stock have been rolled over into the 2014 Plan from the 2000 Plan; 28,702 shares of Common Stock (the “Returned Shares”) underlying previously granted awards under the 2000 Plan, and subsequently returned to the 2000 Plan in accordance with its terms, have been rolled over into the 2014 Plan from the 2000 Plan; and up to an additional 20,560,315 shares of Common Stock (the “Carryover Shares”) subject to outstanding awards under the 2000 Plan as of the date immediately preceding the Approval Date that (A) remain unissued upon the cancellation, surrender, exchange or termination of any such award for any reason whatsoever or are forfeited, (B) are delivered (or deliverable) pursuant to an exercise of an option to purchase Common Stock and received (or retained) by the Company (whether by actual delivery or attestation) in payment of the option exercise price or (C) are received (or retained) by the Company (whether by actual delivery, attestation or otherwise) in connection with the exercise, vesting or delivery of such award granted under the 2000 Plan in respect of tax withholding or other similar tax obligation will become issuable under the 2014 Plan. The Rollover Shares, the Returned Shares and the Carryover Shares are collectively referred to in this Post-Effective Amendment as the “Reallocated Shares.”

No additional awards may be made under the 2000 Plan and new awards may only be made under the 2014 Plan. Contemporaneously with the filing of this Post-Effective Amendment, the Company is filing a new Registration Statement on Form S-8 (the “New Registration Statement”) to register the Rollover Shares, the Returned Shares and, when they become eligible for issuance as described above, the Carryover Shares. In accordance with Instruction E to the General Instructions to Form S-8 and the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Commission Division of Corporate Finance (July 1997), this Post-Effective Amendment is being filed to (i) deregister the Rollover Shares and the Returned Shares, effective upon the filing of this Post-Effective Amendment, and the Carryover Shares, effective automatically upon and to the extent of the Carryover Shares becoming eligible for issuance under the 2000 Plan pursuant to the terms thereof and the applicable award agreements, and (ii) reflect the reallocation and carrying forward of the Reallocated Shares, effective upon the deregistration thereof, together with the associated registration fees previously paid in respect of the registration of the Reallocated Shares pursuant to the Prior Registration Statement, from the Prior Registration Statement to the New Registration Statement.

The Prior Registration Statement will remain in effect to cover the potential issuance of shares of Common Stock upon the exercise of the awards granted under the 2000 Plan to which the Carryover Shares are subject until such time as, and to the extent that, the Carryover Shares become available for issuance under the 2000 Plan and, as described above, will become issuable under the 2014 Plan and will automatically be deregistered from the Prior Registration Statement and reallocated and carried forward to the New Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Greenburgh, State of New York, on June 16, 2014.

REGENERON PHARMACEUTICALS, INC.

By	/s/ LEONARD S. SCHLEIFER
Leonard S. Schleifer, M.D., Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Leonard S. Schleifer, Robert E. Landry, Douglas S. McCorkle and Joseph J. LaRosa, as his or her true and lawful attorney-in-fact and agent, each acting along with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and exhibits to the Registration Statement to which this Post-Effective Amendment relates, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons in the capacities indicated on June 16, 2014.

Signature	Title	Date

/s/ LEONARD S. SCHLEIFER	President, Chief Executive Officer, and Director (Principal Executive Officer)	June 16, 2014
Leonard S. Schleifer, M.D., Ph.D.

/s/ ROBERT E. LANDRY	Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	June 16, 2014
Robert E. Landry

/s/ DOUGLAS S. McCORKLE	Vice President, Controller, and Assistant Treasurer (Principal Accounting Officer)	June 16, 2014
Douglas S. McCorkle

/s/ GEORGE D. YANCOPOULOS	Chief Scientific Officer, President, Regeneron Laboratories, and Director	June 16, 2014
George D. Yancopoulos, M.D., Ph.D.

/s/ P. ROY VAGELOS	Chairman of the Board	June 16, 2014
P. Roy Vagelos, M.D.

/s/ CHARLES A. BAKER	Director	June 16, 2014
Charles A. Baker

/s/ MICHAEL S. BROWN	Director	June 16, 2014
Michael S. Brown, M.D.

Signature	Title	Date

/s/ ALFRED G. GILMAN	Director	June 16, 2014
Alfred G. Gilman, M.D., Ph.D.

/s/ JOSEPH L. GOLDSTEIN	Director	June 16, 2014
Joseph L. Goldstein, M.D.

/s/ ROBERT A. INGRAM	Director	June 16, 2014
Robert A. Ingram

/s/ CHRISTINE A. POON	Director	June 16, 2014
Christine A. Poon

/s/ ARTHUR F. RYAN	Director	June 16, 2014
Arthur F. Ryan

/s/ GEORGE L. SING	Director	June 16, 2014
George L. Sing

/s/ MARC TESSIER-LAVIGNE	Director	June 16, 2014
Marc Tessier-Lavigne, Ph.D.

EXHIBIT INDEX

Exhibit Number	Description

24.1	Power of Attorney (included on the signature page of this Registration Statement).